SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                 Amendment No. 1
                                       To
                                 SCHEDULE 14D-1
               Tender Offer Statement Pursuant to Section 14(d)(1)
                     of the Securities Exchange Act of 1934

                             -----------------------

                         BRAUVIN REAL ESTATE FUND L.P. 5
                            (Name of Subject Company)


                     MACKENZIE PATTERSON SPECIAL FUND, L.P.
                     MACKENZIE PATTERSON SPECIAL FUND 3, LLC
                     MACKENZIE PATTERSON SPECIAL FUND 4, LLC
              ACCELERATED HIGH YIELD INSTITUTIONAL INVESTORS, LTD.
                   ACCELERATED HIGH YIELD GROWTH FUND II, LTD.
                             MORAGA-DEWAAY FUND, LLC
            PREVIOUSLY OWNED MORTGAGE PARTNERSHIPS INCOME FUND, L.P.
                              MP VALUE FUND 4, L.P.
                                   STEVEN GOLD
                                    (Bidders)

                          LIMITED PARTNERSHIP INTERESTS
                         (Title of Class of Securities)

                                      NONE
                      (CUSIP Number of Class of Securities)
                               -----------------------
                                           Copy to:
Christine Simpson                          Paul J. Derenthal, Esq.
MacKenzie Patterson, Inc.                  Derenthal & Dannhauser
1640 School Street                         One Post Street, Suite 575
Moraga, California  94556                  San Francisco, California  94104
(925) 631-9100                             (415) 981-4844

                     (Name, Address and Telephone Number of
                    Person Authorized to Receive Notices and
                       Communications on Behalf of Bidder)

The Schedule filed May 12, 1999 by the above-named Bidders is hereby amended as set forth herein.

Item 11.     Material to be Filed as Exhibits.

             (a)(5)  Revised Offer to Purchase dated May 12, 1999

                                   SIGNATURES


             After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:       May 26, 1999

MACKENZIE PATTERSON SPECIAL FUND, L.P.

By MacKenzie Patterson, Inc., General Partner

             By:     /s/ Christine Simpson
                     Christine Simpson, Vice President

MACKENZIE PATTERSON SPECIAL FUND 3, LLC

By MacKenzie Patterson, Inc., Manager

             By:     /s/ Christine Simpson
                     Christine Simpson, Vice President


MACKENZIE PATTERSON SPECIAL FUND 4, LLC

By MacKenzie Patterson, Inc., Manager

             By:     /s/ Christine Simpson
                     Christine Simpson, Vice President

ACCELERATED HIGH YIELD INSTITUTIONAL INVESTORS, LTD.

By MacKenzie Patterson, Inc., General Partner

             By:     /s/ Christine Simpson
                     Christine Simpson, Vice President

ACCELERATED HIGH YIELD GROWTH FUND II, LTD.

By MacKenzie Patterson, Inc., General Partner

             By:     /s/ Christine Simpson
                     Christine Simpson, Vice President

MORAGA-DEWAAY FUND, LLC

By Moraga Partners, Inc., Manager

             By:     /s/ Christine Simpson
                     Christine Simpson, Vice President

PREVIOUSLY OWNED MORTGAGE PARTNERSHIPS INCOME FUND, L.P.

By MacKenzie Patterson, Inc., General Partner

             By:     /s/ Christine Simpson
                     Christine Simpson, Vice President

MP VALUE FUND 4, L.P.

By MacKenzie Patterson, Inc., General Partner

             By:     /s/ Christine Simpson
                     Christine Simpson, Vice President

/s/ Steven Gold
STEVEN GOLD

                                  EXHIBIT INDEX


Exhibit              Description                                            Page

(a)(5)       Revised Offer to Purchase dated May 12, 1999